Exhibit 5.1

ATTORNEYS AT LAW One Independent Drive, Suite 1300 Jacksonville, FL 32202-5017 904.359.2000 TEL 904.359.8700 FAX www.foley.com WRITER’S DIRECT LINE CLIENT/MATTER NUMBER 124045-0105

September 21, 2021

Stryve Foods, Inc.

5810 Tennyson Parkway, Suite 275

Plano, Texas 75024

Ladies and Gentlemen:

We have acted as counsel to Stryve Foods, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-8 (Registration No. 333-                    ) (as it may be amended from time to time, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 2,564,960 shares of the Company’s Class A common stock (the “Shares”) which may be issued pursuant the Stryve Foods, Inc. 2021 Omnibus Incentive Plan (the “Plan”).

In connection with this opinion, we have examined the following documents: (i) the Registration Statement, (ii) the First Amended and Restated Certificate of Incorporation and the Bylaws of the Company, (iii) the Plan, (iv) certain resolutions adopted by the Board of Directors of the Company, and (v) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion

We have also examined and relied upon originals or copies, certified or otherwise identified or authenticated to our satisfaction, of such corporate records, instruments, agreements or other documents of the Company, and certificates of officers of the Company as to certain factual matters, and have made such investigation of law and have discussed with officers and representatives of the Company such questions of fact, as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

Based upon and subject to the foregoing, we are of the opinion that the Shares being registered pursuant to the Registration Statement have been duly authorized and, when issued and delivered upon the grant or exercise of awards in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

We render no opinion as to the effect of the laws of any state or jurisdiction other than the corporate law of the State of Delaware. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

AUSTIN Boston CHICAGO dallas DENVER	DETROIT houston JACKSONVILLE LOS ANGELES MADISON	MEXICO CITY MIAMI MILWAUKEE NEW YORK ORLANDO	SACRAMENTO SAN DIEGO SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA WASHINGTON, D.C. BRUSSELS TOKYO

September 21, 2021

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission.

Very truly yours,

/s/ Foley & Lardner LLP